Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Athene Holding Ltd. of our report dated March 16, 2017, except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is June 13, 2017, relating to the financial statements and financial statement schedules, which appears in the Form 8‑K of Athene Holding Ltd. filed on June 13, 2017.
/s/ PricewaterhouseCoopers LLP
Des Moines, Iowa
July 19, 2017